UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/27/2009

Aurelio Resource Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50931

Nevada	33-1086828
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

12345 W. Alameda Parkway, Suite 202
Lakewood, CO 80228
(Address of principal executive offices, including zip code)

303-795-3030
(Registrant’s telephone number, including area code)

5554 S. Prince Street
Suite 200
Littleton, CO 80120
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 18, 2009 we entered into a Respite Agreement and Amendment of Loan Agreement with Telifonda (Cayman) Ltd. and our wholly-owned subsidiary, AIEX Corporation pursuant to which payments totaling US$1,765,522 pursuant to the Stock Purchase Agreement entered into with Telifonda (Cayman) Ltd. on September 30, 2008 (and as amended on November 17, 2008) shall be made to the Company in tranches prior to the end of the year, and that the Company shall earn interest on the amount receivable at the rate of One Year LIBOR.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On February 13, 2009, the Company's shareholders approved the Stock Purchase Agreement entered into with Telifonda (Cayman) Ltd. on September 30, 2008 (and as amended on November 17, 2008) as set forth in the Proxy Statement dated January 15, 2009 (the "Telifonda (Cayman) Transaction") pursuant to which Telifonda (Cayman) acquired a 100% interest in the assets and liabilities of the Company's Arizona subsidiary, Bolsa Resources, Inc.

The Company retains a 3% Net Smelter Returns ("NSR") Royalty interest in the Hill Copper-Zinc Project.

Item 5.01.    Changes in Control of Registrant

Effective February 13, 2009, the Company's shareholders approved an amendment to the Company's Articles of Incorporation to change the Company's authorized capital from 487,500,000 shares of common stock with par value of $0.001 and no other class of stock to 400,000,000 shares of common stock, par value $0.001 and 87,500,000 shares of preferred stock, par value $0.01.

Item 9.01.    Financial Statements and Exhibits

10.29        Respite Agreement dated February 18, 2009 between Aurelio Resource Corp., AIEX Corporation and Telifonda (Cayman) Ltd.

99.1        News Release dated February 27, 2009

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aurelio Resource Corporation

Date: February 27, 2009	By:	/s/ Stephen B. Doppler
Stephen B. Doppler
President & CEO

Exhibit Index

Exhibit No.	Description
EX-10.29	Respite Agreement dated February 18, 2009 between Aurelio, AIEX and Telifonda (Cayman) Ltd
EX-9.01	News Release #09-02 Telifonda (Cayman) Ltd Completes Acquisition of Bolsa Resources Inc